[DDi Corp. Logo]

DDi Corp., 1220 Simon Circle, Anaheim, CA 92806

March 9, 2006

Ms. Sally Goff
216 16th Place #A
Costa Mesa, CA 92627

Dear Sally,

I am pleased to offer you the position of Vice President and Chief Financial Officer of Dynamic Details, Incorporated (“DDi” or the “Company”). This offer of employment and the terms of this letter are subject to approval of both the Board of Directors (the “Board”) and the Compensation Committee of the Board of DDi Corp. In this position you will be responsible for directing DDi’s overall financial policy, providing overall direction for DDi’s accounting, tax, insurance, budget, credit and treasury functions.

Your compensation for this position will be as follows:

Salary: Earned daily (totaling $200,000 annually) and paid on a weekly basis, subject to withholding tax and other deductions under the Company’s standard payroll practices. The Company offers automatic deposit for those employees who are interested.

Bonus: In addition to your base salary, you will be eligible to earn a performance based bonus in accordance with the provisions of the DDi Corp. 2006 Senior Management Bonus Program equal to up to 30% of your base annual pay (subject to pro ration below). Such bonus will be paid after the close of the calendar year and will be pro-rated based upon the number of days during 2006 that you were employed by the Company. We will define the metrics of the bonus calculation at first opportunity upon the commencement of your employment.

Equity: Subject to approval of the Compensation Committee of the Board of Directors, you will be awarded options in common stock of DDi Corp. commensurate with your position and level of responsibility.

Car Allowance: $500 per month, earned daily and paid on the first payroll of the month.

Severance Package: You will be eligible to receive severance benefits in the event that the company terminates your employment for reasons other than cause. The details of this severance arrangement will be delineated in a separate agreement between you and the company. The severance amount for which you will be eligible will equal six months’ base wages, payable either in a lump sum or in equal installments over the six-month period following date of termination via normal payroll payments (subject, in either case, to withholding taxes and other deductions under the company’s standard payroll practices). In order to receive severance payments, you will be required to execute a release in a form that is provided by the company.

As a member of the DDi team, you will also be eligible to participate in the comprehensive benefit plans offered by the Company for its management employees at a similar level. These benefits currently include health, dental, and life insurance at an additional cost for the term of your employment. You will become eligible for these benefits on the first day of the calendar month following your start date. After meeting the eligibility requirements, which are currently effective at 90 days of employment, you may also participate in the Company’s 401k plan. Information about these and other benefits will be discussed with you at your orientation. Vacation is accrued by pay period at a rate equal to 3 weeks per year.

As an employee of DDi you will be expected to abide by the Company rules and regulations. You will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment with DDi and nondisclosure of proprietary information. In order to ensure that the rights of your former employers are not violated, you agree that you will not bring with you to DDi or use at DDi any of your former employers’ trade secrets or proprietary information or property (including, databases and customer lists). Further, you agree that, in accepting a position and working at DDi, you will not be violating any non-competition agreement or other contractual restriction on your employment from a prior employer. Also, you agree that during the period of your employment with DDi, you will not, without the express written consent of DDi, engage in any employment or business activity other than for DDi.

This offer is contingent upon our verification of your business and personal references and the completion of a background check to be performed by a third party, the results of which must be satisfactory to the Company in its sole discretion. This offer is also subject to your submission of an I-9 form and the satisfactory documentation regarding your identification and right to work in the United States. The I-9 form should be completed no later than three days after you begin employment.

As is customary with DDi employees and with employees of most other companies, you will not have an employment agreement with DDi. Rather, either you or DDi may terminate your employment at any time and for any reason whatsoever with or without notice. We do request that in the event of a resignation, you give the Company at least two weeks notice. Your employment will be “at will”. This letter constitutes the entire agreement between DDi and you with respect to the terms of your offer of employment, supersede all prior written and oral communication with you on the subject, and can only be modified by written agreement signed and delivered by both you and me.

We look forward to having you join the DDi team. We believe that the Company will offer you a challenging opportunity that will undoubtedly utilize your expertise and experience. Please review this document and contact me if you have any questions. If this offer meets with your approval, please indicate your acceptance by signing below and returning an executed original to me at your earliest convenience. We would like you to begin your employment as soon as possible.

Sincerely,

/S/ MIKEL H. WILLIAMS

Mikel H. Williams
Chief Executive Officer
Dynamic Details, Incorporated

Acceptance

I hereby accept the terms of my employment with DDi as set forth above, acknowledge that my employment with DDi is “at will”, and understand that these terms cannot be altered other than by an express writing signed by the Director of Human Resources of DDi, except for the “at will” status of my employment, which cannot be altered other than by a writing signed by the President of DDi:

/S/ SALLY GOFF	3/9/2006	3/27/2006

Sally Goff	Date	Start Date